Exhibit 10.1

OPERATIONS TRANSFER, INTERIM MANAGEMENT

AND SECURITY AGREEMENT

THIS OPERATIONS TRANSFER, INTERIM MANAGEMENT AND SECURITY AGREEMENT (this “Agreement”) made as of the 9th day of September, 2021, by and between MCA Simpsonville Operating Company, LLC, a Tennessee limited liability company (“MCA”) BROOKSTONE TERRACE OF SIMPSONVILLE, LLC, a South Carolina limited liability company (“Brookstone”).

RECITALS

A. MCA is the [Tenant] and operator of the assisted living facility depicted on Exhibit A (the “Facility”) pursuant to a Lease dated February 3, 2016 (the “Lease”) with MC-Simpsonville, SC-1-UT, LLC (“Landlord”). Brookstone is in the process of filing an application to become the licensed operator of the Facility, and is undertaking to obtain all of the consents, licenses and any other governmental approvals necessary to operate the Facility (the “Licenses”), but as of the date hereof, not all of such consents, licenses or other approvals have been obtained.

B. MCA desires that prior to Brookstone obtaining the Licenses, Brookstone provide the management of the Facility, and Brookstone desires to provide such management, all upon the terms and subject to the conditions set forth in this Agreement.

C. MCA, Landlord and Brookstone further desire to provide for the orderly transfer of the operation of the Facility to Brookstone, effective upon Brookstone obtaining the Licenses.

D. If and upon Brookstone obtaining the Licenses, Brookstone will sublease the Facility from MCA, and Landlord will agree to such sublease.

E. The Landlord has consented to this Agreement and the Sublease.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MCA and Brookstone agree as follows:

1. Retention of Brookstone. MCA hereby retains Brookstone to manage the operation of the Facility during the Management Term (as hereinafter defined), and Brookstone hereby accepts such retention and agrees to manage the Facility on behalf of MCA.

2. Term. The term of Brookstone’s management of the Facility (the “Management Term”) shall commence on the date hereof (the “Commencement Date”), and, unless earlier terminated due to an Event of Default, shall expire upon the date Brookstone obtains the Licenses to operate the Facility as an assisted living facility; provided, if Brookstone has not obtained the Licenses by March 31, 2022, either party may terminate this Agreement on or after such date and, if not on such date, then upon notice. Brookstone agrees to apply for the Licenses as promptly as practicable (and in any event not later than September 15, 2021) and in good faith pursue such application to obtain the Licenses as promptly as practicable.

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3. Responsibilities of Brookstone. During the Management Term, Brookstone shall provide the following management, consulting and advisory services to MCA in connection with the operation of the Facility:

(a) Brookstone shall recruit, select, employ, train, supervise, administer, promote and direct, and shall terminate the employment of, all personnel as necessary to the proper maintenance and operation of the Facility in accordance with any and all present and future laws, rules, regulations, ordinances and requirements, including, but not limited to, any and all licensing and insurance requirements. Brookstone shall establish the salary and wage levels, personnel policies, employee benefits and employee performance standards for all personnel employed at the Facility to ensure the efficient operation of all departments within, and all services offered by the Facility. Without limiting the foregoing, MCA consents to Brookstone hiring (x) Emily Grote as the administrator of the Facility at an annual salary of $80,000 and (y) Miranda Gist as the Resident Care Coordinator at an annual salary of $72,000.00. All such employees will be employees of Brookstone, it being noted by Brookstone that such individuals have all of the required licenses to be employed in such capacity.

(b) Brookstone shall develop all operational policies and procedures necessary to establish and maintain standards of resident care appropriate for the nature of the Facility.

(c) Brookstone shall establish the schedules of recommended charges (including, but not limited to, any and all special charges) for services rendered to Residents and residents of the Facility.

(d) Brookstone shall develop any and all necessary information materials, mass media releases and other related publicity materials pertaining to the Facility.

(e) Brookstone shall maintain in effect in the name of MCA, at all times during the Management Term, all licenses, permits, certificates, registrations, authorizations and approvals necessary for the management and operation of the Facility as an assisted living facility. Without limiting the generality of the preceding sentence, Brookstone shall take, or cause to be taken, all actions necessary to correct any deficiency noted in any certifications, surveys or other governmental reviews.

(f) Brookstone shall purchase all food, central supplies, linen, housekeeping and other supplies and all non-capital equipment necessary to operate the Facility.

(g) Brookstone shall arrange for the provision by qualified contractors of all ancillary services necessary for the operation or repairs of the Facility, shall review and evaluate on an ongoing basis the performance of such contractors and, to the extent necessary for the operation of the Facility, shall arrange for the provision of additional, alternative or substitute ancillary services.

(h) Brookstone, through legal counsel selected by Brookstone, shall coordinate with legal counsel selected by MCA regarding all legal matters and proceedings pertaining to the Facility, its business or its operations.

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(i) Brookstone shall assume responsibility for all billings and the collection of all accounts in respect of the management and operation of the Facility after the Commencement Date. Without limiting the generality of the preceding sentence, Brookstone shall prepare and issue all invoices and bills, and shall collect all accounts and monies owing, for services rendered and materials furnished by the Facility and shall be entitled to enforce the rights of MCA or the Facility as creditor, payee or obligee in respect of any such services.

(j) Brookstone shall keep the Facility insured for the benefit of Brookstone, MCA and Landlord by policies of insurance in such form and amounts, against such risks, and issued by such responsible and reputable insurance companies or associations, in such forms and amounts as may be required by the Lease. During the Management Term, Brookstone may continue in effect all existing insurance policies obtained by MCA, however, MCA cause Brookstone to be named as an additional insured on MCA’s professional and general liability insurance policies effective as of the Commencement Date, with all costs and premiums associated therewith being part of the Cost of Operation (as defined below).

(k) [Omitted]

(m) Brookstone shall open and maintain a bank account in the name of the Facility and shall deposit in such account all monies received in the course of the operation of the Facility during the Management Term. Brookstone in accordance with the priority schedule set forth in Section 9, for and on behalf of MCA, shall timely pay all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, arising from or related to the operation or business of the Facility arising during the Management Term (but not prior to the Management Term), all invoices and bills for goods delivered or for services rendered to the Facility, and all obligations of MCA under leases, contracts and other agreements relating to the operation of the Facility.

4. Access to Books, Records and Documents.

(a) Until the expiration of five (5) years after the furnishing of services pursuant to this Agreement, Brookstone shall as provided in Section 952 of the Omnibus Reconciliation Act of 1980 and regulations promulgated thereunder make available, upon written request, to the Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, this Agreement, and all books, documents and records of Brookstone that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Medicare program.

(b) If Brookstone caries out any of the duties of this Agreement through a subcontract or subcontracts with an aggregate value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12)-month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that until the expiration of five (5) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall as provided in that Section 952 make available, upon written request, to the Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

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5. Overall Control of Facility. Brookstone and MCA hereby acknowledge and agree that MCA shall have the ultimate control and decision making authority over the assets and operation of the Facility during the Management Term; provided, MCA agrees not to exercise such ultimate control in a manner inconsistent with the terms herewith.

6. Security Agreement. To secure MCA’s (i) agreement to allow Brookstone to receive and retain all revenues from the operation of the Facility during the Management Term for the purposes described in Section 11, (ii) obligation to pay management fees pursuant to Section 11 and (iii) indemnity obligations pursuant to Section 12, MCA hereby assigns and grants Brookstone a security interest in all accounts including healthcare insurance receivables) at any time generated in the operation of the Facility during the Management Term, and all now or hereafter existing contracts, rights, contract rights, payment intangibles, letter of credit rights, documents, instruments, chattel paper, deposit accounts and general intangibles evidencing securing or in any way related to such accounts (including healthcare insurance receivables), including all rights of enforcement and collection (to the extent permitted by law) and all accessions to, substitutions for and all replacements and products thereof, all books, records and other information in any way related thereto and all collections, receipts and proceeds (cash and non-cash) derived therefrom (the “Collateral”). MCA, as debtor, agrees to execute in favor of Brookstone, as secured party, all Financing Statements requested by Brookstone with respect to the Collateral. In the event of a breach of MCA’s Agreement to allow Brookstone the use of all Collateral, Brookstone shall have the right to take possession of the Collateral and to notify any party obligated with respect to any portion of the Collateral to make payment directly to Brookstone, and Brookstone shall have all rights as a secured party under law, including the right to collect, sue for and receive payment on all such accounts and to settle, comprise and adjust the same on any terms as may be satisfactory to Brookstone in its sole discretion. The address of MCA and Brookstone are as set forth in Section 17. Notwithstanding the foregoing, Brookstone understands that any lien or security interest on the Collateral may be subject to the Landlord’s rights under the Lease.

7. Facility Personnel. Effective October 1, 2021, all personnel employed at the Facility during the Management Term shall become the employees of Brookstone. All compensation for the services of all personnel employed at the Facility during the Management Term shall be paid by Brookstone from Facility revenues and shall be treated as operating costs and expenses relating to the operation of the Facility. For purposes of this Agreement, compensation for the services for the personnel employed at the Facility during the Management Term includes, but is not limited to, salaries, wages, bonuses, employee benefits, employee taxes and all other costs and expenses relating to the employment of such personnel. MCA shall pay all payroll expenses (including payroll taxes) for the period prior to the Commencement Date, no later than the regularly scheduled payment date. Effective as of October 1, 2021, MCA shall terminate the employment of all employees of the Facilities. MCA, with respect to salaries and wages, shall pay to the Employees all salaries due for period ending on the day prior to the Commencement Date no later than the next normally scheduled pay date. Additionally, MCA shall timely pay to all applicable governmental and regulatory authorities all non-delinquent employment-related taxes due with respect to the employees for all periods prior the Commencement Date.

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8. Allocation of Taxes, Income, Costs, Expenses and Charges. Any and all costs and expenses incurred in providing management, consulting and advisory services to MCA under this Agreement shall be treated as operating costs and expenses relating to the operation of the Facility and shall be paid by utilizing revenues from the operation of the Facility. To the extent such revenues are insufficient to fully pay such expenses as contemplated in the Budget (as defined below. MCA shall promptly pay to Brookstone any shortfall incurred during the initial four (4) months of the Management Term, and thereafter Brookstone shall pay any shortfall; provided, except for expenditures required as the result of a change in law or in order to remain in compliance with applicable law (other than for the intended change of the use of the Facility). Except as otherwise provided in this Agreement, all operating income and all operating costs and expenses relating to the operation of the Facility for any period prior to the Commencement Date shall be retained by MCA. All charges, deposits and pre-paid amounts for utilities and services used in, upon or at the Facility or charged against the Facility for a period which includes the Commencement Date shall be apportioned between MCA and Brookstone as of the Commencement Date based upon the number of days of such period which occur prior to the Commencement Date and the number of days of such period which occur during the Management Term on and after the Commencement Date. For purposes hereof, “Budget” shall mean a jointly prepared budget for the operation of the Facility during the Management Term. If the parties fail to agree upon the Budget on or before September 10, 2021, then either party may terminate this Agreement upon written notice to the other party.

Notwithstanding the foregoing, in no event shall Brookstone be responsible for supplementing from Brookstone’s own funds in order to pay obligations of MCA incurred prior to the end of the fourth (4th) month of the Management Term, all of which shall be payable by MCA on demand to the extent that Facility revenues during such four (4) months are insufficient to pay all such costs and expenses. Brookstone shall utilize good faith efforts to maintain or increase the resident census during the Management Term.

9. Accounts. MCA shall retain all of its right, title and interest in and to all cash-on-hand, accounts, notes and other receivables in respect of the use and operation of the Facility prior to the Commencement Date (the “Pre-Commencement Accounts”) and shall be solely responsible for the collection thereof. Brookstone shall have the exclusive right to the accounts, notes and other receivables generated by the use and operation of the Facility during the Management Term.

10. [Omitted].

11. Sublease. If and at such time as Brookstone obtains the Licenses, MCA, as landlord, and Brookstone, as tenant, shall enter into a Sublease in the form attached hereto as Exhibit B.

12. Contracts. At its sole cost and expense, MCA cancel its existing management agreement as of the Commencement Date. Additionally, MCA, at no cost to Brookstone, shall following the request of Brookstone, cause the cancellation of every other existing contract effective no later than the end of the fourth (4th) month of the management term.

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13. Management Fee. Brookstone, as the exclusive compensation for the management, consulting and advisory support services provided by Brookstone under this Management Agreement, shall be entitled to receive and retain all revenues from the Facility following payment of the Cost of Operation (as defined in Section 14). Brookstone, at its own cost, shall pay its corporate overhead expenses, including wages and salaries for its bookkeeping and marketing employees.

14. Priority of Payments. All revenues from the operation of the Facility during the Management Term shall be utilized in due course for the payment of the following items on a monthly basis in the following order of priority:

(a) Payment of all wages and fringe benefits (including all withholding taxes) to employees of the Facility and insurance premiums for employment during the Management Term.

(b) The payment of any marketing commissions payable to Brookstone’s marketing employees.

(c) All other costs and expenses incurred in the operation of the Facility during the Management Term (excluding the management fee payable to Brookstone hereunder), the costs of repairs to, and maintenance to the Facility, expenses and costs incurred in connection with the purchase of necessary supplies, the furnishing of utilities and other necessary supplies and services supplied by independent contractors.

(d) The management fee payable to Brookstone set forth in Section 13.

The obligations set forth in paragraphs (a), (b) and (c) are referred to as the “Cost of Operation”. Notwithstanding anything to the contrary, Brookstone is not assuming any of (w) the pre-Commencement Date liabilities or obligations of MCA, (x) any existing contractual obligation of MCA, (y) MCA’s obligations under the Lease, all of which remain MCA’s obligations or (z) any of the Excluded Liabilities (as defined in Section 23), and against which MCA indemnifies and agrees to hold Brookstone harmless.

15. Indemnification.

(a) Brookstone agrees to indemnify, reimburse, defend, and hold harmless MCA from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of MCA), asserted against, resulting to, imposed on, or incurred by MCA, directly or indirectly, in connection with any of the following occurring either during the Management Term or during Brookstone’s operation of the Facility following issuance of the Licenses: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Facility, including any claims of malpractice, (b) any use, misuse, nonuse, condition, maintenance or repair by Brookstone, (c) any ad valorem , employee withholding or sales taxes and (d) any failure on the part of Brookstone to perform or comply with any of the terms of this Management Agreement, except to the extent same are directly caused by MCA’s negligence or willful misconduct.

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(b) MCA hereby agrees to indemnify, reimburse, defend and hold harmless Brookstone from and against all demands, claims, actions or causes of action, assessments, loss, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of Brookstone), asserted against, resulting to, imposed upon on, or incurred by Brookstone, directly or indirectly arising from (i) MCA’s negligence or willful misconduct in the exercise of its authority retained under this Management Agreement or (ii) all Excluded Liabilities (including without limitation, resident care lawsuits, and/or reimbursement paybacks and/or cost settlements).

(c) Notwithstanding the foregoing, each of MCA and Brookstone, for themselves and any insurance carrier, to the fullest extent possible, waive all claims of subrogation to the extent of any insurance coverage.

16. Inspection. After the Commencement Date, Brookstone will allow MCA and its authorized representatives, at all reasonable times, to enter upon and to inspect the Facility and to inspect and/or audit all books and records pertaining to the operations and businesses of the Facility.

17. Representations and Warranties.

(a) MCA represents as follows:

(i) The execution, delivery and performance by MCA of this Agreement and the other transaction documents to which any such person or entity is or are to be a party do not and will not: (a) require any consent by any other person or entity; (b) contravene or conflict with the organizational documents of MCA; or (c) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or award that currently is in effect and applicable to the Facility or MCA.

(ii) MCA does not possess in trust any resident funds or property.

(iii) There is no action, suit, legal or arbitration proceeding pending against or affecting the Facility which reasonably would be expected to have a material adverse effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Notwithstanding the foregoing, MCA discloses that there are two (2) pending cases against MCA which are listed on Exhibit C, which (A) MCA shall be solely responsible to defend and to satisfy any resulting settlements or judgments, (B) are not expected to have a material adverse effect on MCA and/or the Facility, and (C) will not impact the transactions contemplated hereby or in the Sublease.

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(iv) No bankruptcy, insolvency or similar proceeding is pending by or against MCA.

(v) MCA has, or on or prior to the Commencement Date will have paid, or will cause to be paid, all taxes, and all interest and penalties due thereon, for the Pre-Commencement Date period which will have been required to be paid on or prior to the Commencement Date, the nonpayment of which would result in a lien on the Facility or would result in the Brookstone becoming liable therefor.

(vi) MCA is not in violation of any law, rule, regulation or ordinance applicable to the operation of the Facility, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) Brookstone hereby represents and warrants that: (i) the execution, delivery and performance by Brookstone of this Agreement, and the consummation by Brookstone of the transactions contemplated by this Agreement are within Brookstone’s powers and have been, or on or before the Commencement Date will be, duly authorized by all necessary partnership action on the part of Brookstone; (ii) this Agreement constitutes a valid binding obligation of Brookstone, enforceable against Brookstone in accordance with its terms; and (iii) the execution, delivery and performance by Brookstone of this Agreement do not and will not contravene or conflict with the governing documents of Brookstone.

18. Miscellaneous.

(a) The relationship of Brookstone to MCA shall be that of an independent contractor, and all acts performed by Brookstone pursuant to this Agreement shall be deemed to be performed by Brookstone in its capacity as an independent contractor.

(b) No failure by MCA to exercise, and no delay by MCA in exercising, any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, or no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise thereof with the exercise of any other right, power or privilege. The rights and remedies provided by this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Except as otherwise provided in this Agreement, all notices, consents, requests and other communications to any party under or in connection with this Agreement shall be in writing and shall be sent via United States mail, return receipt requested or via a reputable overnight carrier as follows:

If to MCA:	MCA Simpsonville Operating Company, LLC
Attn: B.J. Parrish
8800 Village Drive, Suite 201
San Antonio, TX 78217
Email: bj@myclearday.com

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With copy to:	Baker Donelson Bearman Caldwell & Berkowitz
Attn: Amy Schrader
Email: aschrader@bakerdonelson.com

If to Brookstone:	Brookstone Terrace of Simpsonville, LLC
Attn: D. Gray Angell
190 James Way
Advance, NC 27006
Email: gray.angell@yahoo.com

with a copy to:	Blanco Tackabery & Matamoros, P.A.
Attn: George E. Hollodick
404 N. Marshall Street
Winston-Salem, NC 27101
Email: geh@blancolaw.com

(d) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty that is not set forth in this Agreement has been made or relied upon by either MCA or Brookstone. This Agreement is not intended to confer any rights or remedies under this Agreement upon any person or entity other than MCA or Brookstone and their respective successors and permitted assigns.

(e) No amendment or waiver of any provision of this Agreement, nor consent to any departure by either MCA or Brookstone from any such provision, shall be effective unless such amendment, waiver or consent is in a writing signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(f) The headings of the sections, subsections, paragraphs and other divisions of this Agreement are included for convenience and reference only and shall not in any way limit or affect the construction or interpretation of any provision of this Agreement. Unless stated otherwise in this Agreement, references in Agreement to sections are references to sections of this Agreement.

(g) If any action or proceeding is commenced to enforce or interpret this Agreement, the prevailing parties shall be entitled to recover from the non-prevailing party the costs and expenses of maintaining such action or proceeding, including, but not limited to, reasonable attorney’s fees and disbursements incurred before such action or proceeding is commenced, before a trial, at trial, after trial and on appeal, whether the action or proceeding is at law, in equity or in a bankruptcy case or proceeding.

(h) Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

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(i) This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of it taken together shall constitute one in the same Agreement. The delivery of an executed counterpart of a signature page of this Agreement via telephone facsimile transmission shall be effective as delivery of a manually executed counterpart.

(j) This Agreement shall be deemed to be a contract made under the laws of the State of South Carolina, and for all purposes shall be governed by and construed in all respects (including matters of construction, validity and performance) in accordance with the laws of the State of South Carolina, without regard to the conflicts of rules of such state.

19. No Personal Liability. No officer, director, shareholder and/or employee of any party shall have any liability to the other party in the event of a default by any party hereto, notwithstanding any theory of law which allows “piercing the corporate veil.”

20. MCA Default. In the event that during the Management Term, MCA breaches any representation, warranty or covenant hereunder, including without limitation its obligations to satisfy all obligations related to the operation of the Facility prior to the Management Term, and MCA fails to cure such breach within five (5) days, Brookstone shall have the rights set forth in Section 6 hereof together with all rights available at law or in equity, including without limitation, specific performance and injunctive relief as well as the right to terminate this Agreement.

21. Transferred Assets. Subject to the terms and conditions of this Agreement, and subject to the consent of the Landlord, on the Commencement Date, MCA will directly transfer to MCA, free and clear of all liens, encumbrances, liabilities, claims, assessments, security interests and defects in title whatsoever, all of MCA’s right, title and interest, if any, in and to the following assets that are used in connection with the operation of the Facility: (A) the Personal Property; (B) the Permits (as each is defined in the Purchase Agreement), to the extent transferrable without the approval of a change of ownership applicable by the applicable Governmental Authority; and (C) all trade names, licenses and other intellectual property owned by MCA with respect to the Facility, provided that such intellectual property rights shall not include the Clearday name or rights or other intellectual property of affiliates of MCA (collectively, the “Transferred Assets”). On the Commencement Date, MCA shall convey the Transferred Assets free and clear of all liens, claims and encumbrances by a Bill of Sale and Assignment in form mutually satisfactory. Subject to the consent of the Landlord, Brookstone agrees that if this Agreement is terminated without Brookstone having obtained the Licenses, then Brookstone will immediately reassign its rights in the Transferred Assets to MCA. Notwithstanding the foregoing, all existing liens of record and liens in favor of the Landlord are permitted and shall not cause a violation of this section of the Agreement.

22. [Intentionally Omitted].

23. Non-Assumption of Liabilities. Brookstone shall not assume or be obligated to pay any liability of MCA, whether fixed or contingent, recorded or unrecorded, including any of the following as of the date of this Agreement (collectively, the “Excluded Liabilities”): (A) the accounts payable of MCA; (B) accrued expenses of MCA; (C) unpaid claims or premiums relating to MCA’s programs of unemployment and workers’ compensation; (D) any gain on sale and any recapture that may be recognized under the Medicaid and other third-party payor programs based on the transactions herein contemplated; (E) all employee claims made by employees of MCA; (F) liabilities associated with any pension plan, welfare benefit plan, or any other benefit plan or arrangement sponsored by MCA; (G) third-party payor settlements, retroactive adjustments, overpayments, recoupments, and fines, penalties, and assessments, if any, arising under the Medicaid Program and other third-party payor programs; (H) all amounts payable to DHHS regarding MCA’s operation of the Facility including any settlement as contemplated herein; (I) the professional liability claims or other claims for acts or omissions of MCA; (J) any unpaid franchise permit or similar fees, including fees that are accrued but not yet due and payable; (K) any survey findings and implementation of any corrective action or enforcement remedy, including fines, penalties, and assessments, if any; (L) MCA’s liabilities and obligations under the Lease and (M) any other liability related to the acts or omissions of MCA with respect to the Facility.

[Separate Signature Pages Follow]

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SEPARATE SIGNATURE PAGE

OPERATIONS TRANSFER AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this instrument effective as of the date first above written.

MCA

MCA SIMPSONVILLE OPERATING COMPANY, LLC, a Tennessee limited liability company

By:	/s/ BJ Parrish
Name:	BJ Parrish
Title:	Authorized Person

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SEPARATE SIGNATURE PAGE

OPERATIONS TRANSFER AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this instrument effective as of the date first above written.

BROOKSTONE

BROOKSTONE TERRACE OF SIMPSON, LLC, a South Carolina limited liability company

By:	/s/ D. Gray Angell
Name:	D. Gray Angell
Title:	Manager

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EXHIBIT A

[Description of the Facility]

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EXHIBIT B

[Form of Sublease]

SUBLEASE AGREEMENT

THIS SUBLEASE (this “Lease”), effective as of ________________, 2022, by and between MCA SIMPSONVILLE OPERATING COMPANY, LLC, a Tennessee limited liability company (“Landlord”) and BROOKSTONE TERRACE OF SIMPSONVILLE, LLC, a South Carolina limited liability company (“Tenant”).

RECITALS/STATEMENT OF PURPOSE

Landlord is the lessee of the real property described on Exhibit A attached hereto and made a part hereof (the “Land”) upon which is located an assisted living facility known as “Memory Care Simpsonville” (the “Facility”) pursuant to that certain [Lease] dated February 3, 2016 (the “Prime Lease”) between Landlord, as tenant, and MC-Simpsonville, SC-1-UT, LLC (“Fee Owner”) as landlord. Tenant wishes to sublease from Landlord and Landlord wishes to lease to Tenant, the Facility and the Land together with all equipment, fixtures and furnishings located at the Facility as of the Commencement Date (and together with all replacements thereof or additions thereto, collectively the “Leased Furniture, Fixtures and Equipment”) (the Land, the Facility, and the Leased Furniture, Fixtures and Equipment are referred to herein collectively as the “Premises”).

NOW, THEREFORE, in consideration of the rents and the covenants herein set forth, Landlord hereby leases the Premises to Tenant. The parties hereto, for themselves, their heirs, executors, administrators, legal representatives, successors and assigns, hereby also covenant and agree as follows:

1. Term.

(a) The term of this Lease shall commence as of 12:00:01 a.m. on the calendar day (the “Commencement Date”) following the day that Tenant receives the Licenses(as defined in Section 4 below), and, unless terminated earlier pursuant to the terms hereof, shall expire at 11:59:59 p.m. on the last day of the sixth (6th) calendar month following the Commencement Date (the “Term”).

(b) Upon the expiration or other termination of the Term, Tenant shall quit and surrender peacefully and quietly exit the Premises broom clean, in good order and condition, ordinary and reasonable wear and tear excepted (except in the event of termination due to casualty). Notwithstanding the foregoing, all property required to operate the Facility as an assisted living facility for the number of licensed beds required hereunder must remain in the Facility and which shall become the sole property of Landlord.

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2. Use of Premises; Access to Premises, Records.

(a) Tenant shall use and occupy the Premises as an assisted living facility for the entire Term, and Tenant shall have the right to offer or to perform incidental and/or administrative services related to such uses. At all times during the Term, Tenant shall cause the Facility to be fully and properly licensed for not less than sixty-four (64) assisted living beds.

(b) In addition to the foregoing, Tenant shall maintain or cause to be maintained the standard of care for patients of the Facility at all times at a level necessary to insure a level of quality care for the patients of the Facility as required by law.

3. Rent. Tenant shall pay to Landlord, rent (the “Rent”) for the entire Term in the amount of $1.00, payable within ten (10) days of the Commencement Date.

4. Compliance with Law.

(a) Tenant, at its sole cost and expense, shall obtain prior to the Commencement Date, all licenses necessary to operate the Facility as an assisted living facility (collectively, the “Licenses”) and thereafter shall comply at all times with all laws, orders, regulations, licenses, permits and certificates of all departments, authorities or agencies having jurisdiction over the Premises or the use or occupation thereof. Tenant shall take all action, except as otherwise provided under this Lease, which may be required by any authority having jurisdiction or which may be necessary in order to maintain any license or permit applicable to the Premises or to Tenant’s business therein or to the permissible bed capacity thereof or which may be required in order to comply with the certificate of occupancy, if any, covering the Premises.

(b) Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate, or cause to be denied, canceled, terminated, revoked, or suspended, in whole or in part, any license, permit or certificate of occupancy granted with respect to or in connection with the operation of the Facility as an assisted living facility.

5. Taxes and Assessments.

(a) Tenant shall pay when due all taxes (including sales taxes) and assessments and all other governmental charges, general and special, ordinary and extraordinary, applicable to the Term, which are imposed or levied upon or assessed against the Premises or any part thereof; provided, Landlord shall be solely responsible for all outstanding taxes for any period prior to the Term.

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(b) It is the intent of Landlord and Tenant that the Rent payable hereunder shall be absolutely net to Landlord so that this Lease shall yield to Landlord the Rent, specified herein during the entire Term, free of any charges, assessments, or taxes of any kind charged, assessed or imposed on or against the Premises, and Landlord shall not be expected or required to pay any such charge, assessment or tax, or be under any obligation or liability hereunder, and that all costs, expenses and obligations of any kind and nature whatsoever relating to the Premises and to this Lease shall be paid and performed by Tenant, and Tenant shall indemnify and hold Landlord harmless from any and all such costs, expenses and obligations; provided, however, that nothing shall be deemed to impose any obligation on Tenant with respect to any federal or state income tax or capital, franchise or net worth tax assessed against Landlord resulting from receipt of the Rent by Landlord; provided, in no event shall Tenant have any obligation to pay rent to Fee Owner under the Prime Lease.

6. Subordination. This Lease is subject and subordinate to the Prime Lease and any and all present and future mortgages or deeds of trust which may now or hereafter be a lien against the Premises, and to all renewals, modifications, consolidations, replacements and/or extensions thereof. Subordination under this Section 6 shall be self-operative and no further instrument of subordination shall be required in such connection. In confirmation of such subordination, however, Tenant agrees to execute any subordination that Landlord may request.

7. Damage or Injury; Indemnification.

(a) Landlord shall not be liable for any injury or damage to persons or property arising during the Term, except to the extent that such injury or damage arises from the negligence or willful misconduct of Landlord.

(b) Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance, Tenant agrees to indemnify, reimburse, defend, and hold harmless Lender and Landlord from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of Landlord), asserted against, resulting to, imposed on, or incurred by Landlord, directly or indirectly, in connection with any of the following but only with respect to events or actions occurring during the Term (including any holdover period): (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Facility, including any claims of malpractice, (ii) any use, misuse, nonuse, condition, maintenance or repair by Tenant, (iii) any ad valorem, employee withholding or sales taxes and (iv) any failure on the part of Tenant to perform or comply with any of the terms of this Lease.

(c) Tenant will not permit the generation, treatment, storage, or disposal of petroleum products or any hazardous substance, as defined under federal, state or local laws, on the Premises except for such substances of a type and only in a quantity normally used in connection with the occupancy or operation of assisted living facilities and which substances shall be held, stored and used only in strict compliance with federal, state and local laws.

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(d) Tenant agrees to indemnify, reimburse, defend, and hold harmless Landlord and Lender from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses, asserted against, resulting to, imposed on, or incurred by Landlord, directly or indirectly, in connection with any of the following, except to the extent same are directly and solely caused by Landlord’s gross negligence or willful misconduct:

(i) events, circumstances, or conditions occurring during the Term, which could, or do, form the basis for an Environmental Claim (as such term is defined below); or

(ii) any Environmental Claim arising from the operation of the Facility during the Term.

For purposes of this Section 7(d) “Environmental Claim” means any written request for information by a governmental authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any person or governmental authority alleging or asserting liability with respect to Tenant or the Premises, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, use or release into the environment of any petroleum products or hazardous substance originating at or from, or otherwise affecting, the Premises during the Term (including any holdover period), (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any environmental law by Tenant or otherwise affecting the Premises during the Term (including any holdover period) or (iii) any alleged injury or threat of injury to health, safety or environment by Tenant or otherwise affecting the Premises during the Term (including any holdover period).

8. Liens.

(a) Tenant, without the prior written consent of Landlord, shall not create, assume or suffer to exist any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual (except the lien for ad valorem taxes on the Facility which are not yet due and payable), security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering all or any portion of the Premises.

(b) Tenant shall not suffer or permit any liens to stand against the Premises or any part thereof by reason of any work, labor, services or materials performed for, or supplied, or claimed to have been performed for, or supplied to, Tenant or anyone holding the Premises or any part thereof through or under Tenant from and after the Commencement Date. If any such lien shall at any time be filed against the Premises, Tenant shall cause the same to be discharged of record within thirty (30) days after the date Tenant receives notice of the filing the same, by either payment, deposit or bond. If Tenant shall fail to discharge any such lien within such period, Landlord may, but shall not be obligated to, procure the discharge of such lien either by paying the amount claimed to be due by deposit into court, or if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor, with interest, costs and allowances. Any amount paid or deposited by Landlord for any of the aforesaid purposes, and all reasonable legal and other expenses of Landlord, at the option of Landlord, shall be payable by Tenant to Landlord within ten (10) days of written notice from Landlord.

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9. Maintenance, Repairs and Replacements.

(a) All maintenance, repair, upkeep, replacement, cleaning, and renovating, including the maintenance and upkeep of the exterior of the Premises, and all related matters of any nature whatsoever, structural or non-structural, whether or not the same results from ordinary wear and tear, necessary to keep the Premises and related personal property and inventory in good order and condition, or to restore the Premises to such condition and to keep the Premises in compliance with all governmental or regulatory rules and regulations now existing or hereafter adopted, shall be made by Tenant at Tenant’s sole expense. Tenant shall make all repairs and/or restorations occasioned by damage to the Premises, and Tenant’s obligations shall be without regard to the cause of the damage or condition being repaired except to the extent that such damage arises from any gross negligence or willful misconduct of Landlord, or any of Landlord’s agents, contractors or employees, in which case, except as is otherwise covered by any insurance policy covering the Premises, Landlord shall repair such damage at Landlord’s sole expense. All such repairs and/or restorations shall be of a quality and class at least equal to the work or installation on the Commencement Date or as otherwise required by applicable law. Tenant shall obtain all permits and licenses required in connection with such repairs and/or restoration; and, Tenant shall obtain additional insurance coverage reasonably satisfactory to Landlord during such construction period, which insurance policy shall name Landlord and if applicable, Lender, as additional insureds.

(b) Landlord and Fee Owner shall have the right to enter upon the Premises at all reasonable times upon reasonable advanced notice for the purpose of inspection of same. If Fee Owner reasonably determines that any repairs are necessary, Fee Owner may demand in writing that Tenant make the same forthwith as provided herein, and if Tenant refuses or neglects to commence such repairs within thirty (30) days of Tenant’s receipt of such written demand or fails to complete the same with reasonable dispatch, Landlord may make or cause such repairs to be made in a manner reasonably designed to avoid interference with the business of Tenant, in which event Landlord shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s business by reason thereof; and provided further, that, in the event that Fee Owner reasonably concludes that the safety of the Facility’s residents is endangered or that any license relating to the Facility could be revoked or impaired and that, therefore, such repairs must be sooner commenced and that waiting for such thirty (30) day notice period might threaten the well-being of the persons located in the Premises or any such license, Tenant shall accordingly commence and complete such repairs. If Landlord makes or causes such repairs to be made, the cost thereof paid by Landlord shall be payable by Tenant. If Tenant makes or causes such repairs to be made and such repairs are subsequently determined to have been unnecessary by a court of competent jurisdiction, Landlord promptly shall reimburse Tenant for the costs incurred by Tenant in connection therewith, including reasonable attorney’s fees. Nothing contained herein shall be construed as imposing any obligation on Landlord to make any such repairs.

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10. Alterations and Additions.

(a) Tenant may at any time and from time to time during the Term, at Tenant’s own cost and expense, make or permit to be made desired alterations, additions, renovations or improvements of, in or to the Premises or any building located thereon or any part thereof; provided, with respect to any structural alterations or renovations, the prior written consent of Fee Owner is first obtained.

(b) All alterations, changes, additions and modifications to the Premises when made, erected, constructed, installed or placed upon the Premises, and all machinery, apparatus, equipment, floor coverings and fixtures originally installed or as replaced, including without limitation all heating, lighting, and power equipment, pipes, pumps, tanks, conduits, plumbing, air-cooling and air-conditioning apparatus, attached cabinets, ducts and compressors, are now and shall immediately be and become part of the Premises when installed or otherwise placed within the Facility and shall be the sole and absolute property of Fee Owner, without cost or charge to Landlord, and shall remain upon and be surrendered with the Premises at the expiration of the Term or sooner termination of this Lease for any reason including, without limitation, an Event of Default and termination of this Lease by Landlord. Tenant agrees, at the termination of the Lease by expiration of the Term or otherwise, to deliver to Landlord possession of the Premises including all Leased Furniture, Fixtures and Equipment and Tenant shall have no right to remove the Leased Furniture, Fixtures and Equipment upon the expiration of the Term or to compensation or payment in respect thereof. Tenant, however, shall have the right to remove its computers, software, confidential information or proprietary manuals and any leased equipment where Landlord has not assumed the lease(s); provided, however, that any (i) furniture, fixtures or equipment purchased or leased by Tenant in replacement of Leased Furniture, Fixtures and Equipment owned by Landlord and leased to Tenant hereunder, shall remain on the Premises following the termination of the Lease and shall remain the separate property of Landlord and Tenant shall pay at the end of the Term all sums required to discharge the rights of any other person in such property.

(c) Any unattached machinery, equipment or furniture purchased by or installed by Tenant in the Premises (except in replacement of any Leased Furniture, Fixtures and Equipment) and used in connection with Tenant’s business operations, and Tenant’s trade fixtures, may be removed by Tenant at any time at or prior to the expiration of the Term, but such removal shall be subject to the provisions of subsection (d) below.

(d) Tenant does hereby covenant and agree, at its own cost and expense, in a good and workmanlike manner, to repair and replace any damage caused by the removal aforesaid of any of such unattached machinery, equipment, furniture, or trade fixtures whose removal is authorized hereinabove.

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11. Insurance.

(a) Tenant, at Tenant’s cost and expense, shall procure and at all times keep in full force and effect in responsible companies licensed in the State of South Carolina, and acceptable to Landlord and Lender, the following insurance coverage (naming Landlord and any Lender as additional insureds):

(i) An “All Risk” property insurance policy which, in Landlord’s reasonable satisfaction, shall insure the Premises, whether owned by Landlord or Tenant, at the full replacement value thereof. Without intending hereby to limit the generality of the foregoing, Tenant agrees that Landlord shall not be liable or responsible for any loss or damage to Tenant, or anyone claiming under or through Tenant, or otherwise, whether caused by or resulting from a peril required to be insured hereunder or from water, steam, gas, leakage, plumbing, electric or electrical apparatus, pipe or apparatus, of any kind, the elements or other similar or dissimilar causes, whether or not originating in the Premises or elsewhere. The term “full replacement value,” as used in this Section 13, shall mean actual replacement cost (exclusive of Land, any cost of excavations, foundations and footings below the lowest basement floor, or foundations and footings below the surface of the ground, where a basement does not exist);

(ii) Professional liability insurance in at least the amount of One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Three Million and 00/100 Dollars ($3,000,000.00) aggregate, which shall include “occurrence” coverage insuring Landlord and Tenant for acts occurring during the Term;

(iii) Insurance with respect to the Premises and inventory against any peril included within the classification “All Risks of Physical Loss” with extended coverage in amounts at all times sufficient to prevent Landlord or Tenant from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Facility and Leased Furniture, Fixtures and Equipment and inventory located on the Facility, the term “full insurable value” to mean the actual replacement cost (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually by an insurer or by Landlord and Tenant or, at the request of the Lender, by an independent insurance broker (subject to the Lender’s and Tenant’ reasonable approval);

(iv) Comprehensive general liability insurance, including bodily injury, death and property damage liability, and umbrella liability insurance against any and all claims, including all legal liability to the extent insurable imposed upon Tenant or Landlord and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Facility in such amounts as are generally required by institutional lenders for properties comparable to the Facility but in no event with limits of less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) per occurrence with combined single limit coverage for bodily injury or property damage and Five Hundred Thousand and 00/100 Dollars ($500,000.00) aggregate; and

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(v) Statutory workers’ compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by Landlord or Tenant), with respect to any work on or about the Facility.

(b) Landlord and Tenant agree that if the Premises or any furniture, fixtures, machinery, equipment or other personal property located therein are damaged or destroyed by fire or other insured casualty, the rights, if any, of either party against the other with respect to such damage or destruction are hereby waived if and to the extent permitted by any applicable insurance policies. The parties agree to use their best efforts to insure that the policies of insurance obtained by them permit such waivers of subrogation and shall furnish evidence of such, each to the other.

(c) All certificates with respect to the policies of insurance referred to in this Section 11 shall be delivered by Tenant to Landlord annually, and such policies shall provide for sixty (60) days’ cancellation notice if obtainable without additional cost (and, if not so obtainable, such policies shall provide for a thirty (30) days’ cancellation notice) to Landlord in the event of non-payment of premiums or in the event of other proposed cancellation. Tenant shall provide to Landlord copies of such insurance policies upon the request of Landlord.

(d) Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with any fire, hazard or other insurance policies covering the Premises, and shall not do or permit to be done any act or thing upon the Premises which shall or might subject Landlord to any liability or responsibility for injury to any person or to property by reason of any business or operation being carried on or in the Premises or for any other reason.

(e) In the event that Tenant fails to obtain and maintain insurance as provided in this Lease, Landlord may affect any such insurance coverage and pay premiums therefor, and all premiums so paid by Landlord shall be deemed additional Rent hereunder and payable by Tenant to Landlord upon the next due date of Rent hereunder and in accordance with the provisions of this Lease.

(f) All policies of insurance required under this Section 11 shall also be payable, under the New York type Standard Mortgagee clause, without contribution, if obtainable without additional cost to Tenant, to Landlord, as its interests may appear; provided, however, that Landlord, subject to the provisions of any mortgage or deed or trust encumbering the Premises, shall be required, to the extent it receives such proceeds, to apply the proceeds for the reconstruction of the Premises pursuant to the provisions of this Lease, or, in the case of any Lender, for either the reconstruction of the Premises or the retirement of all or any portion of the outstanding principal and/or interest due to such Lender. In the event such proceeds are applied by any Lender for retirement of the outstanding principal and/or interest under any loan secured by a lien on the Premises and not to reconstruct such Facility, Tenant, upon payment of any outstanding obligations hereunder, shall have the right to terminate this Lease.

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12. Damage or Destruction. If, during the Term, the Premises or any part thereof shall be destroyed or damaged in whole or in part by fire or other hazard, risk, contingency or casualty, whether or not covered by insurance pursuant to Section 11 hereof and the cost to repair such damage exceeds the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), either party may terminate this Lease by written notice to the other (provided, Tenant’s purchase option set forth in Section 34 shall continue for ninety (90) days after such termination) and in such event, all insurance proceeds shall be paid to Landlord. In all other events, Tenant, utilizing proceeds from such insurance policy, shall repair and restore the Facility.

13. Eminent Domain; Condemnation. If the whole or any material portion of the Premises shall be acquired or condemned by eminent domain or by deed in lieu thereof, then the Lease shall cease and terminate from the date of title vesting in such proceeding. The proceeds of such award shall be payable to Landlord and Tenant shall have no interest therein. Nothing herein shall be deemed to limit Tenant’s right to recover a separate award for damage to its business, to the extent permitted by law, to the extent such separate award does not reduce the award payable to Landlord. In all other events, the Lease shall remain in effect and Landlord, at its own cost and expense, shall with all reasonable dispatch restore the untaken portion of the Facility so that the Premises shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to such condemnation or taking.

14. Assignment and Subletting. Tenant covenants that it shall not assign, encumber, pledge, hypothecate or otherwise transfer or convey this Lease or any of Tenant’s rights hereunder, nor sublet the Premises (in whole or in part), or suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion). If Landlord consents to any assignment, encumbering, pledge, transfer, conveyance.

15. Default. Each of the following shall constitute an “Event of Default” under this Lease:

(a) Tenant shall breach any term, covenant, condition or agreement (other than those listed in this Section 15) contained in this Lease or shall fail to perform any obligation herein set forth to be performed by Tenant, and if such breach or failure to perform shall continue and not be remedied by Tenant within thirty (30) days after written notice, or, in the case of a happening or default, which cannot with due diligence be cured within thirty (30) days and the continuance will not subject Landlord to the risk of criminal liability or foreclosure of any mortgage or deed of trust, then be diligently and continuously prosecuted to completion of the required remedy; or

(b) Tenant shall allow the Premises to become subject to mechanic’s, materialman’s or other lien, except a lien for ad valorem taxes not past due, as a result of Tenant’ failure to pay for work or supplies performed or supplied at its request or in the fulfillment of Landlord’s obligations hereunder and assessments not then due and payable, and failure of Tenant to remove, bond-off or discharge such lien within thirty (30) days after notice thereof is received by Tenant, Landlord or Lender; or

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(c) Tenant shall fail to correct, within the time deadlines set by any regulatory or licensing agency or governmental authority, any deficiency that: (i) authorizes such agency to order an immediate termination of the Facility’s health care license; or (ii) results in a ban on new admissions; or

(d) Tenant shall abandon the Premises; or

(e) Tenant shall file a voluntary petition in bankruptcy or under any state insolvency laws.

Upon the occurrence of any Event of Default, then and in any such event (regardless of the pendency of any proceeding which has, or might have, the effect of preventing Tenant from complying with the terms of this Lease), Landlord, at any time thereafter, and with or without terminating the Lease (except as to subsection (v) below), may:

(i) Terminate this Lease and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination, and upon such termination Landlord shall have and recover from Tenant all damages Landlord may suffer by reason of such termination, including, without limitation, the cost (including legal expenses and reasonable attorneys’ fees) of recovering possession of the Premises and the cost of any repairs to the Premises which are necessary or proper to prepare the same for reletting. In addition thereto, Landlord, at its election, shall have and recover from Tenant an amount equal to the net present value of the excess, if any, of the total amount of all Rent and other sums to be paid by Tenant for the remainder of the Term over the then reasonable rental value of the Premises for the remainder of the Term; and

(ii) Pursue all other rights and remedies provided by law, or in equity, including, without limitation, the appointment of a receiver and specific performance.

All of the rights and remedies conferred upon Landlord by the terms of this Section 15 are cumulative and not exclusive of any other right or remedy, and may be exercised singly or in combination at Landlord’s sole election. No waiver by Landlord of any covenant or condition shall be deemed to imply or constitute a further waiver of the same, or a different, covenant or condition at a later time. No re-entry or taking of possession by Landlord shall be construed as an election to terminate this Lease unless a written notice of such election to terminate is delivered to Tenant. To the maximum extent permitted by law, Tenant waives any obligation of Landlord to mitigate its damages following an Event of Default.

16. Representations and Warranties.

(a) Landlord’s Representations and Warranties. Landlord represents and warrants that:

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(i) Landlord is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Utah, has duly qualified to transact business in South Carolina and is empowered to perform the terms and provisions of this Lease.

(ii) This Lease has been duly authorized, executed and delivered by Landlord.

(iii) This Lease is the legal, valid and binding obligation of Landlord.

(b) Tenant’s Representations and Warranties. Tenant represents and warrants that:

(i) Tenant is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of South Carolina and is empowered to perform the terms and provisions of this Lease.

(ii) This Lease has been duly authorized, executed and delivered by Tenant.

(iii) This Lease is the legal, valid and binding obligation of Tenant.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its obligations hereunder, shall have quiet and peaceful possession of the Premises, subject only to the terms of this Lease.

18. Number of Beds. Except as may be required by law or by any governmental authority having jurisdiction thereof, during the Term, Tenant shall not reduce the number of licensed beds or the level of care or other use of the Facility without prior written consent of Landlord. No such change shall result in a reduction of Rent.

19. Notices, Demands and Other Instruments.

(a) All notices, demands and requests which may or are required to be given hereunder, shall be in writing and shall be sent by United States certified mail or registered mail, return receipt requested, postage prepaid, overnight courier or telecopier transmission, receipt confirmed by recipient, as provided in subsections (b), (c) and (d) of this Section 20.

(b) All notices, demands and requests by Landlord to Tenant shall be sent:

(i)	Addressed to Tenant at:

Brookstone Terrace of Simpsonville, LLC

190 James Way

Advance, NC 27006

Attn: D. Gray Angell

Email: gray.angell@yahoo.com

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With a copy to:

Blanco Tackabery & Matamoros, P.A.

404 North Marshall Street

Winston-Salem, NC 27101

Attn: George E. Hollodick

Email: geh@blancolaw.com

(ii) To such other address, to such person and/or sent via such other telecopy number as Tenant shall from time-to-time designate by notice to Landlord.

(c) All notices, demands and requests by Tenant to Landlord shall be sent:

(i) Addressed to Landlord at:

________________________

________________________

Attn: ___________________

Email: __________________

With a copy to:

MC-Simpsonville, SC-1-UT, LLC

4747 Williams Drive

Georgetown, TX 78633

Attn: Rocky Hardin

Email: rhardin@embreegroup.com

(ii) To such other address, to such person and/or sent via such other telecopy number as Landlord shall from time-to-time designate by notice to Tenant.

(d) All notices given to Landlord by Tenant shall also be sent concurrently, and in the same manner, to Lender at such address or addresses as Landlord or Lender may from time to time designate.

(e) All such notices, requests, and other communication shall be deemed given (i) when given and receipted for (or upon the date of attempted delivery when delivery is refused) when sent via reputable overnight personal delivery, via certified or registered mail, return receipt requested, or via express courier or delivery service or (ii) when received as sent via telephone facsimile transmission (confirmation of such receipt via confirmed telephone facsimile transmission being deemed receipt of any such notice, request or other communication sent via telephone facsimile transmission).

20. Surrender of Premises. Tenant agrees, upon termination of the Lease, including, without limitation, forfeiture, expiration of the Term to transfer the operations of the Facility in accordance with the OTA (as hereinafter defined).

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21. Non-Waivers; Entire Agreement.

(a) The failure of Landlord to exercise any of its rights or to give any notice with respect to any default by Tenant or otherwise to insist upon the strict performance of Tenant’s obligations hereunder shall not prevent Landlord from doing so at any time subsequently either with respect to the same default or with respect to any other (similar or non-similar) default.

(b) No provision of this Lease shall be deemed to have been waived by either party unless such waiver is expressly set forth in a writing signed by the waiving party.

(c) This Lease contains the entire agreement between the parties, superseding any prior agreements, and any agreement hereafter made shall be ineffective to change, modify or discharge this Lease or to effect an abandonment of the Premises, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

22. Severability. If any section, subsection, term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease or the application of such section, subsection, term or provision to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each section, subsection, term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

23. Binding Effect. Except as herein otherwise provided, this Lease shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

24. Headings; Captions. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

25. Governing Law. This Lease shall be governed by and interpreted under the laws of the State of South Carolina.

26. Attorneys’ Fees. In the event Landlord brings an action to enforce any condition or covenant of this Lease, including collection of Rent, it shall be entitled to recover its costs, including its reasonable attorneys’ fees and expenses, in any judgment in its favor rendered through such action. Additionally, in the event Tenant brings an action against Landlord to enforce any condition or covenant of this Lease, it shall be entitled to recover its costs, including its reasonable attorneys’ fees and expenses, in any judgment in its favor rendered through such claim.

27. Memorandum. This Lease shall not be recorded; provided, the parties agree to execute, deliver and record, at Tenant’s request and expense, a memorandum or short form lease.

28. Relationship Of The Parties. Landlord is not for any purpose a partner or joint-venturer of Tenant in the operation of the Premises or any business conducted on the Premises. Landlord shall not under any circumstances be responsible or obligated for any losses or liabilities of Tenant.

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29. Limitation of Landlord’s Liabilities. In the event of any conveyance or other divesture of title to the Premises, Landlord shall be entirely freed and relieved of all covenants and obligations thereafter accruing hereunder, and the grantee or the person who otherwise succeeds to title shall be deemed to have assumed the covenants and obligations of Landlord thereafter accruing hereunder and shall then be the “Landlord” under this Lease. There shall be absolutely no personal or corporate liability on the part of Landlord or any partner, stockholder, agent, member or manager of Landlord or any stockholder, director, officer employee of any partner, member or manager with respect to the terms, covenants or conditions of this Lease, and Tenant shall look solely to the interest of Landlord in the Premises for the satisfaction of each and every remedy which Tenant may have for a breach of this Lease; such exculpation from personal and corporate liability to be absolute and without any exception whatsoever.

30. Transfer of Operations Upon Termination of Lease. Upon the termination of the Term (whether as the result of an Event of Default or otherwise), Tenant shall enter into an Interim Management and Operations Transfer Agreement (the “OTA”) with Landlord or its designee in form and content similar to the form set forth on Exhibit B. Notwithstanding the foregoing, in the event that this Lease ends concurrent with Tenant, or its designee, acquiring the fee interest in the Premises from Fee Owner, the provisions of this Section 30 shall be null and void.

31. Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

32. Time is of the Essence. Time is of the essence with respect to each of Tenant’s obligations under this Lease.

33. Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Landlord and those claiming from, through or under Landlord) is assumed by Tenant, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Landlord, Landlord shall in no event be answerable or accountable therefor.

34. Prime Lease. Landlord hereby indemnifies and agrees to hold Tenant harmless from and against all breaches and defaults by Landlord, as tenant, under the Prime Lease except to the extent such breach or default (x) is the duty or obligation of Tenant hereunder or (y) was the duty or obligation of Tenant under that certain Operations Transfer, Interim Management and Security Agreement between Landlord and Tenant dated September 1, 2021 (the “OTA”).

35. Purchase Contract. Tenant and Fee Owner have entered into that certain [Purchase Agreement] dated [_______], 2021, pursuant to which Fee Owner has agreed to convey the fee interest in the Premises to Tenant (the “Contract”). In the event Tenant, or its assignee, consummates the transaction contemplated by the Contract and acquires the fee interest in the Facility, Landlord hereby agrees that concurrent with the consummation of the Contract, all of Landlord’s right, title and interest in and the Premises, whether pursuant to the Prime Lease, this Lease or otherwise shall be terminated and Landlord agrees to execute and deliver any and all documents reasonably required by Fee Owner and/or Tenant in connection therewith; provided, in no event shall the termination of Landlord’s rights in and the Facility release Landlord from all duties, liabilities and obligations (x) to Fee Owner under the Prime Lease with respect to the period prior to the termination of the Prime Lease or (y) to Tenant under the OTA and this Lease with respect to all periods prior to the termination of the Prime Lease.

[SEPARATE SIGNATURE PAGE FOLLOWS]

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SEPARATE SIGNATURE PAGE

LEASE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the day and year first above written.

[Signature Blocks to be Inserted]

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EXHIBIT A

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EXHIBIT B

INTERIM MANAGEMENT AND

OPERATIONS TRANSFER AGREEMENT

This Interim Management and Operations Transfer Agreement (this “Agreement”) made as of ________ __, 20__, by and between BROOKSTONE TERRACE OF SIMPSONVILLE, LLC, a South Carolina limited liability company (“Assignor”) and , a (“Assignee”).

R E C I T A L S:

A. Assignor is the lessee and operator of the assisted living facility listed on Exhibit A (the “Facility”) pursuant to a Sublease Agreement dated as of _________, 202_ (the “Lease”) with MCA SIMPSONVILLE OPERATING COMPANY, LLC (“Landlord”). Assignee has filed application to become the licensed operator of the Facility, and is undertaking to obtain all of the consents, licenses and any other governmental approvals necessary to operate the Facility (the “Licenses”), but as of the date hereof, not all of such consents, licenses or other approvals have been obtained.

B. Assignor’s leasehold interest in the Facility will terminate as of the date that Assignee obtains all necessary licenses and permits to operate the Facility, all on the terms and conditions set forth herein.

C. Assignor desires that prior to Assignee obtaining the Licenses, Assignee provide the management of the Facility, and Assignee desires to provide such management, all upon the terms and subject to the conditions set forth in this Agreement.

D. Assignor and Assignee further desire to provide for the orderly transfer of the operation of the Facility to Assignee, effective upon Assignee obtaining the Licenses.

NOW, THEREFORE, in consideration of the mutual premises herein contained, the sum of Ten and 00/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Cooperation to Commencement Operations. Assignor agrees to cooperate with Assignee, and Assignee agrees to cooperate with Assignor to effect an orderly transfer of the management of the Facility. Assignor shall cease operation of the Facility as of the date Assignee obtains the Licenses (the “Turnover Date”). All operations of the Facility shall be undertaken solely by Assignee after the Turnover Date and Assignor shall surrender operation of the Facility as of the Turnover Date.

2. Conveyance of Supplies and Tradenames. Assignor hereby agrees to transfer and convey to Assignee as of the Turnover Date all of its right, title and interest in and to the food, central supplies, linens and housekeeping supplies and other consumable and non-consumable inventory (“Supplies”) present at the Facility as of the Turnover Date as well as the Facility’s tradenames, phone numbers, yellow page listings and other intangibles.

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3. Equipment Lease. On or before _____________, Assignor will provide Assignee with a list of all of its equipment leases (including any computer leases and/or software leases and licenses) (the “Equipment Leases”) with respect to the Facility. On or before ________________, Assignee will provide Assignor with a list of such Equipment Leases it desires to assume, which equipment leases, provided (a) such assumption is approved by the lessor thereon and (b) any personal guaranty of Assignor’s obligation thereof is released, shall be assumed by Assignee on the Turnover Date (such equipment leases so assumed, the “Assumed Leases”). Assignee shall indemnify and hold Assignor harmless with respect to all such Assumed Leases. Any equipment lease not assumed by Assignee shall be terminated by Assignor at its sole expense.

4. Equipment. Assignor, in consideration of the release of even date from Landlord, agrees to transfer on the Turnover Date, title to the Facility’s van; provided Assignee shall assume any loan secured by such van; provided, further Assignor shall be obligated to cure any default. Assignor further acknowledges that all fixtures, furnishings, equipment, computers, vehicles, computer software and other tangible personal property owned by Assignor and located at the Facility (the “Equipment”) are owned by the fee owner of the Facility and that Assignor has no ownership interest therein; provided, to the extent Assignor has any ownership interest in the Equipment, Assignor shall deliver on the Commencement Date a non-warranty bill of sale reasonably acceptable to Assignor. To the extent that the Equipment, including the van or any other vehicle is subject, to any lien, Assignee shall have the right to assume such loan (provided, any personal guaranty thereof is released or terminated).

5. Transfer of Patient Trust Funds.

(a) Assignor and Assignee shall work together to produce, within five (5) days of the Turnover Date, (a) an accounting of all resident trust funds (the “Resident Trust Funds”) as of the Turnover Date, (b) an inventory of all residents’ property held by the Facility (the “Resident Property”), and (c) a listing of all fees and expenses which have been prepaid by residents and have not been applied as of the Turnover Date (the “Resident Prepaid Funds”). Such accounting shall set forth the names of the residents or prospective residents for whom such funds are held, and the amounts held, including any interest accruing thereon, on behalf of each resident or prospective resident. Assignor shall transfer to Assignee on the Turnover Date such Resident Trust Funds, Resident Property and Resident Prepaid Funds and Assignee shall thereafter be responsible for such Resident Trust Funds, Resident Property and Resident Prepaid Funds.

(b) Assignor will indemnify, defend and hold Assignee harmless from all liabilities, claims and demands, including reasonable attorney’s fees relating to claims which arise from actions or omissions of Assignor with respect to the Patient Trust Funds, Resident Property and Resident Prepaid Funds prior to the Turnover Date, or for any failure by Assignor to deliver to Assignee all such monies and residents’ property Assignor was lawfully required to hold in trust as of the Turnover Date.

(c) Assignee will indemnify, defend and hold Assignor harmless from all liabilities, claims and demands, including reasonable attorneys’ fees, in the event a claim is made against Assignor by a patient for his/her Resident Trust Funds, Resident Property and Resident Prepaid Funds where such funds were transferred to Assignee pursuant to the terms hereof, or for claims which arise from actions or omissions of Assignee after the Turnover Date with respect to Resident Trust Funds, Resident Property and Resident Prepaid Funds actually received by Assignee.

[SIGNATURE BLOCKS TO BE INSERTED]

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EXHIBIT A

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